Exhibit 8.3

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

April 2, 2014

To:	Cheetah Mobile Inc.

12/F, Fosun International Center Tower

No. 237 Chaoyang North Road

Chaoyang District, Beijing 100022

People’s Republic of China

Re: Legal Opinion on Certain PRC Tax Matters

To Whom It May Concern,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Cheetah Mobile Inc. (formerly known as Kingsoft Internet Software Holdings Limited, the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), each representing Class A ordinary shares of the Company, and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange or NASDAQ Global Market.

As used herein, (A) “PRC Laws” means all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC; (B) “Governmental Agencies” means any competent government authorities, courts or regulatory bodies of the PRC; (C) “Governmental Authorizations” means all approvals, consents, permits, authorizations, filings, registrations, exemptions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Governmental Agencies.

HAN KUN LAW OFFICES

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the Governmental Agencies and officers of the Company.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date of this opinion, so far as PRC Laws are concerned:

1.	The statements made in the Registration Statement under the caption “Risk Factors,” “Taxation – People’s Republic of China Taxation” and “PRC Regulation” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

2.	No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company or its PRC subsidiaries to the PRC government or any PRC political subdivision or taxing authority thereof or therein in connection with the creation, issuance and delivery of the ADSs.

3.	Except as disclosed in the Registration Statement, all dividends on the equity interests in the PRC subsidiaries in Renminbi may under PRC Laws be payable in foreign currency and may be freely transferred out of the PRC; and except as disclosed in the Registration Statement, all such dividends are not be subject to any withholding or other taxes under the PRC Laws, and are otherwise free and clear of any other tax, withholding or deduction in the PRC and may be paid without the necessity of obtaining any Governmental Authorizations from any Governmental Agencies.

4.	The tax registration certificate of each of the PRC subsidiaries issued by the competent Governmental Authorities complies with the requirements of PRC Laws and is in full force and effect. Save as otherwise disclosed in the Registration Statement, to the best of our knowledge, none of the PRC subsidiaries has received other notice issued by the competent Governmental Authorities regarding pending investigation, claim or penalty for any material PRC tax non-compliance.

This opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws.

HAN KUN LAW OFFICES

PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES

3